Exhibit 99.(m)(8)

NOTICE OF RULE 12B-1 FEE WAIVER

CLASS A SHARES

THIS NOTICE OF RULE 12B-1 FEE WAIVER, effective November 1, 2004, is signed by AMERICAN SKANDIA MARKETING INCORPORATED, (ASM) and PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the principal underwriters of Strategic Partners Mutual Funds, Inc., an open-end management investment company (the Fund).

WHEREAS, ASM and PIMS desire to waive a portion of the distribution and shareholder services fees payable on Class A shares of the Fund (Rule 12b-1 fees); and

WHEREAS, ASM and PIMS understand and intend that the Fund will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so; and

WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

NOW, THEREFORE, ASM and PIMS hereby provide notice that they have agreed to limit the distribution and service (12b-1) fees incurred by Class A shares of the Fund to .25 of 1% of the average daily net assets of the Fund.  This contractual waiver shall be effective from November 1, 2004 until October 31, 2005.

IN WITNESS WHEREOF, ASM and PIMS have signed this Notice of Rule 12b-1 Fee Waiver as of the day and year indicated below.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC		AMERICAN SKANDIA MARKETING, INCORPORATED

By:	/s/ Robert F. Gunia	By:	/s/ Robert F. Gunia

Name:	Robert F. Gunia	Name:	Robert F. Gunia

Title:	President	Title:	President

February 17, 2005